Exhibit 14

Duos Technologies Group, Inc.

CODE OF BUSINESS CONDUCT & ETHICS

Duos Technologies Group, Inc., (“Duos” or the “Company”) provides this Code of Business Conduct & Ethics (the “Business Code”) to its directors, officers and employees for their guidance in recognizing and properly resolving any ethical and legal issues they may encounter while conducting the Company’s business. This Business Code is not a contract of employment and does not create contractual rights. Employment by the Company is at will, which means an employee has the right to terminate his or her employment at any time and for any reason, and the Company may exercise the same right.

It is important that all directors, officers and employees of the Company protect the interests of our employees, shareholders and customers by conducting our business in an ethical and proper manner. We believe that continuing to follow the highest ethical standards will sustain our Company’s excellent reputation and justify the trust of our shareholders, directors and employees. Because our Company is judged by high standards of ethical conduct, we must judge ourselves in the same manner.

Trust in our Company’s integrity creates a special responsibility to produce the very best and most completely reliable services we can, to market these services fairly, and to conduct our affairs honorably. That is the basic ethical demand on us. Nothing must compromise that, and all of us should demonstrate that responsibility in all our work. Our core policies and standards of conduct are summarized below. Simply restating these policies and standards, however, does not lead inevitably to ethical conduct. You, the director, officer or employee, must continue to understand, support and live these policies and standards to enable the Company to achieve our business objectives in strict conformity with this Business Code.

As a condition to serving as a director, officer or employee of the Company, each of us is expected to fully comply with this Business Code. When in doubt, each of us has the responsibility to seek clarification from our immediate supervisor or the Company’s Compliance Officer. Failure to comply with this Business Code and the related laws is not only contrary to Company policy but may, in some cases, also result in substantial civil and criminal fines and imprisonment.

If you are confronted with situations that may conflict with our Business Code, remember that the appearance of wrongdoing is almost as important as the act itself (the perception problem). So ask yourself in each case whether it would be embarrassing to you or to the Company if your actions were observed by an outsider or reported in the local newspaper. If the answer is yes, don’t do it. If you are uncertain, consult with your supervisor or the Company’s Compliance Officer.

A.	FAIR DEALING; COMPLIANCE WITH LAWS

Each director, officer and employee is expected to (1) act honestly, ethically, fairly and in good faith with all the Company’s customers, suppliers, competitors and employees and (2) obey all laws. No director, officer or employee should take advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice. No director, officer or employee should enter into any transaction or take any action (or fail to take any action) on the Company’s behalf which he or she knows or would reasonably be expected to know would violate any law. Nor should you assist any third party in violating any law, whether or not your assistance is itself a violation.

B.	CONFLICTS OF INTEREST

All directors, officers and employees must discharge their responsibilities on the basis of what is in the best interest of the Company, independent of personal considerations or relationships. They must avoid any investments, business interests or other associations that interfere or appear to interfere with or influence their objective judgment in furtherance of their responsibility to act in the Company’s best interests. You should never use your position or the knowledge gained from your relationship with the Company for your own personal advantage (or the advantage of any third party), nor should you permit yourself to be placed in a position that might create a conflict between your personal interests (and the interests of any third party) and your obligations to the Company. If you ever find yourself in a situation where a conflict of interest seems unavoidable, you should bring the matter to the attention of your immediate supervisor or the Company’s Compliance Officer for appropriate guidance.

Care should be taken about the appearance of a conflict since such appearance might impair confidence in, or the reputation of, the Company, even if there is not actual conflict and no wrongdoing. While it is not possible to describe or anticipate all the circumstances and situations that might involve a conflict of interest, a conflict of interest can arise whenever an employee, officer or director takes action or has interests that may make it difficult to perform his or her work objectively or effectively or when an employee, officer or director (or an “immediate family member,” as defined below) receives improper personal benefits as a result of their position or relationship with respect to the Company. Conflicts may arise where an employee, officer or director (or an immediate family member of an employee, officer or director):

•    Engages for his or her own account or an account in which he or she has any interest material to such person in any transaction with or involving the Company (including any transaction subject to any Related Person Transaction Policy of the Company); examples of such transactions include the sale, directly or indirectly, of real property, leaseholds, or other property or rights to the Company or the purchase of any such rights or property from the Company;

•    Solicits or accepts, directly or indirectly, from customers, suppliers or others dealing with the Company any kind of gift, loan or other personal, unearned benefits as a result of his or her position or relationship with the Company including payment or reimbursement of travel and meal expenses (other than common courtesies, sales promotional items and business-related meals, entertainment, gifts, or favors when the value involved is not significant and does not place you under any obligation to the donor). If you ever have any question as to whether the gift, loan or other personal, unearned benefits you acquire is appropriate, you should assume it is not and ask for clarification by asking the Company’s General Counsel (“GC”)

•    Has a direct or indirect financial interest in the Company’s competitors, customers, suppliers or others with material dealing with the Company (excluding interests that are less than 1% of the outstanding securities of such other company, or less than 10% where the person with such ownership has no influence in or the management of such other company);

•    Has a consulting, managerial or employment relationship in any capacity with a competitor, customer, supplier or others with material dealings with the Company;

•    Acquires, directly or indirectly, real property, leaseholds or other property or rights in which the Company has, or the employee, officer or director knows or has reason to believe at the time of acquisition that the Company is likely to have, an interest.

In addition, employees and officers shall not otherwise permit other employment or outside business activity to interfere with or compete with performance of their duties for the Company. Before agreeing to serve as an officer or director of any outside business organization (but not a not-for-profit organization where the officer or employee serves in a voluntary capacity), an executive officer shall obtain the approval of the Nominating and Governance Committee of the Board, and any other officer or employee shall obtain the approval of the CEO.

To protect and advance the interests of the Company in any situation where the interests of the Company and the interests of an employee, officer or director may conflict or be perceived to conflict with the interests of the Company, it will generally be necessary for the individual to cease to be involved in dealing with the situation on behalf of the Company and for another director, officer or employee of the Company to act on the matter on behalf of the Company, for example, in the negotiation of a transaction on behalf of the Company.

Loans by the Company to, or guarantees by the Company of obligations of, employees or their immediate family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or officer or their immediate family members are expressly prohibited.

For purposes of this Code, an “immediate family member” includes the spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and any person (other than a tenant or employee) sharing the household of an employee, officer or director. However, for conflict of interest purposes (only), your relatives are deemed to be: (1) only those persons who are currently related to you (e.g., the sister of your spouse is considered a sister-in-law for purposes of this definition; the sister’s husband, however, is not considered your brother-in-law for purposes of this definition). The term “customer” includes not only our tenants, borrowers and operators, but also those who can exercise major influence over them.

In all instances where the appearance of a conflict exists, the nature of the conflict must be disclosed to the GC. Where there is a real or perceived conflict of interest involving a director of the Company, the matter may also be referred to the Audit Committee. Conflict of interest transactions may also be subject to any related person transactions policy adopted by the Company.

If you discover that any of your immediate family members have acted, without your direction or permission, contrary to the above, such act will not be considered a violation of this Business Code by you if you promptly report it to the Company’s GC.

C.	IMPROPER PAYMENTS OR INDUCEMENTS

1.   Bribes, Kickbacks, Etc.

No director, officer or employee shall make or offer, or arrange to make or offer, any improper payment (for example, a bribe or kickback) or improper inducement which is directly or indirectly (through an intermediary or otherwise) for the benefit of any individual (including any government official), company or organization in the United States or any foreign country, and which is designed to secure favored treatment for the Company in connection with obtaining or retaining business or other relationships with any government or governmental instrumentality or in connection with business dealings with any actual or prospective customer. Under federal statutes, it is a crime, punishable by imprisonment and substantial fines, to make payments of any kind to any government officials or foreign political parties. The Company’s policy, however, is broader in scope and is intended to apply regardless of whether the payment or use is lawful under the laws of a particular country.

2.   Business Entertainment

All solicitations of or dealings with suppliers, customers or others doing or seeking to do business with the Company shall be conducted solely on the basis that reflects both the Company’s best business interests and our high ethical standards. The providing of common courtesies, entertainment and occasional meals for potential or actual suppliers, customers or others involved with aspects of the Company’s business in a manner appropriate to the business relationship and associated with business discussions is permitted, provided expenses in this connection are reasonable and authorized.

3.   Political Contributions

The Company unequivocally forbids the illegal use of Company funds or property for the support of political parties or political candidates for any office (federal, state or local) in the United States or any foreign country. No director, officer or employee is authorized to make or approve such a contribution. Equally contrary to our policy is any pressure, direct or implied, that infringes upon the right of any of us to decide whether, to whom, and in what amount he or she will make a personal political contribution or render personal services to individual candidates or political committees where permitted by applicable laws. All of us are free, and indeed encouraged, to endorse, advocate, contribute to, or otherwise support any political party, candidate or cause we may choose. However, in public political statements, references to your affiliation with the Company should be avoided, and in any personal activity it should be clear that you are not acting on behalf of the Company. The Company seeks the resolution of regulatory and political issues affecting its interests solely on the basis of the merits involved. We only ask what we believe is every citizen’s right - the opportunity to state our Company views openly and frankly.

D.	PUBLIC DISCLOSURE

In connection with the Company’s financial statements, public reports and other public disclosures, no director, officer or employee, acting in his or her capacity as such, shall defraud any person or make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. All of us (especially our CEO and CFO) must ensure that all the Company’s filings with or submissions to the Securities and Exchange Commission, as well as any other public communications, contain full, fair, accurate, timely and understandable disclosures. To help meet this requirement and our related financial, legal and management obligations, we must maintain sound and reliable internal controls, always prepare our business records accurately and reliably and ensure that our financial records are always kept in accordance with those controls, records and generally accepted accounting principles (GAAP), consistently applied. We also must ensure that compliance with GAAP is sufficient to fulfill the Company’s disclosure obligations for financial transactions and, if not, provide sufficient understandable additional disclosure. Each director, officer and employee must cooperate fully with the Company’s accounting and internal audit staff, as well as the Company’s independent public accountants and counsel.

No Company fund or asset may be maintained that is not properly recorded in the Company’s records, nor any false or misleading entry be made on the Company’s books. All reports, vouchers, bills, payroll and service records, measurement and performance records, expense accounts and other important data must be prepared with care and honesty and fully and accurately reflect all transactions. There is no excuse for a deliberately false or misleading report or record, such as improper revenue recognition, a “dummy” charge, an expense report or record that “covers up” a bribe or other improper payment, etc.

E.	INSIDE INFORMATION AND SECURITIES LAW COMPLIANCE

Directors, officers and employees of the Company who have access to confidential information of the Company are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company’s business. All non-public information about the Company is considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information (even if you do not receive any personal financial benefit) is not only unethical but also illegal. All directors, officers and employees must review and comply with the Company’s then current -Insider Trading Policy. All Employees and Officers and Directors must comply with certain “blackout periods” where trading in the Company’s stock may be severely restricted or prohibited.

F.	PROHIBITION ON HEDGING AND PLEDGING COMPANY SECURITIES

The Company considers it inappropriate for any director or employee to enter into speculative transactions in the Company securities. Therefore, the Company prohibits the purchase of or sale of puts, calls, options or other derivative instruments (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, and exchange funds) related to the Company’s securities or debt. Our policy also prohibits hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership. Additionally, directors and employees may not purchase the Company securities on margin or borrow against any account in which our securities are held.

G.	CONFIDENTIAL INFORMATION

All directors, officers and employees must keep confidential all proprietary and other information about the Company’s business activities that has not been made public and that is not common knowledge among competitors, customers, suppliers and others and abide by the terms of any separate confidentiality agreement with the Company if executed by any director, officer or employee and which controls a person’s obligations with regard to confidential information. Any conflicts between this Section E and the terms of a separate confidentiality agreement with the Company shall be resolved in favor of the agreement. Accordingly, you must not disclose to others, including employees who do not have a valid business reason for obtaining the information, or use for yourself or others, any confidential Company information you have originated or acquired while serving as a director, officer or employee of the Company. Confidential information includes all non-public information (regardless of its source) that might be of use to the Company’s competitors or harmful to the Company or its customers, suppliers or partners if disclosed, and also includes information that our customers or suppliers have entrusted to us. These nondisclosure and nonuse obligations not only apply to you during your period of employment or other affiliation with the Company, but also after termination or retirement. In addition, all Company documents, records, memoranda and other written materials, as well as all electronically stored data, are solely the Company’s property and must be returned to the Company on termination. This obligation includes your duties to safeguard and protect confidential information by such practices as proper filing, use, protection, and ultimate disposal. If you ever have any question as to whether information you acquire is confidential, you should assume it is or determine its classification by asking the Company’s GC.

It is not possible to list all types of Company information that must be treated as confidential. The following are, however, examples of confidential information which should help you to observe this important Company policy:

•    Information about contract negotiations or definitive agreements with potential or actual tenants, borrowers or lenders, information obtained from any of them or others that we have agreed to keep confidential or personal information about our directors, officers and employees.

•    Information about other Company transactions, including proposed transactions such as acquisitions or dispositions of stock or assets.

•    Information about the Company’s finances, accounting, costs, projections, plans and strategies.

•    Information about other companies where the value of the securities of other companies is likely to be influenced by actions of the Company.

•    Non-public or sensitive information about the Company employees.

You should be guided by the general principle that the Company considers confidential any information that is not officially disclosed or common knowledge and which might be useful to or desired by others, such as using information to buy or sell the Company stock or to compete against the Company. Officially disclosed information is considered to be that which is contained in official reports, news releases and other forms of communication that have been released by the Company to the public through established communication channels.

H.	PROTECTION OF COMPANY AND OTHER ASSETS

1.   Company Funds

Each director, officer and employee is personally accountable for Company funds over which he or she has control. Anyone spending Company money, or personal money that will be reimbursed, should always be sure the Company receives good value in return. Anyone approving or certifying the correctness of a voucher or bill should have reasonable knowledge that the purchases and amounts are proper, reasonable and appropriate.

2.   Company Property

Protection of Company property and services is vital to our business. How well we prevent the fraudulent or negligent misuse or theft of Company property and services affects the rates our customers pay and will ultimately affect the Company’s earnings. Company property should be used only for legitimate business purposes and must not be used for improper personal benefit or any other improper purpose. It should not be sold, loaned, given away or otherwise disposed of, regardless of value, except with proper authorization. Anyone responsible for the handling of Company assets, as well as associated records and materials, is accountable for their safekeeping. Any suspected incident of fraud or theft should be reported for investigation immediately.

3.   Corporate Opportunities

All directors, officers and employees owe a duty to the Company to advance its interests when the opportunity arises. Directors, officers and employees are prohibited from taking for themselves personally (or for the benefit of friends or immediate family members) opportunities that are discovered through the use of Company assets, property, information or position. Directors, officers and employees may not use Company assets, property, information or position for personal gain (including gain of friends or family members). In addition, no director, officer or employee may compete with the Company while in its employ and if they are bound by any post-affiliation or post-employment non-competition obligations.

4.   Unauthorized Software Duplication

Just as we take the protection of our own assets very seriously, so should we respect the assets of others. This is particularly true with respect to software. Contrary to popular belief, illegal duplication of software products is a serious matter – it constitutes copyright infringement and is punishable in a federal criminal action by a fine of up to $25,000 and imprisonment for up to one year. In addition, federal civil penalties allow the recovery of actual damages based upon the number of copies produced or statutory damages ranging up to $100,000 for willful copyright infringement. The Company does not condone the unauthorized duplication of software products – only licensed software purchased by the Company is to be loaded onto or used on the Company computers.

I.	HEALTH, SAFETY AND ENVIRONMENTAL

The Company recognizes the importance of the health, safety and environmental well-being of our employees and communities and is committed to safeguarding these objectives. We believe that health, safety and environmental goals can, and should, be consistent with the economic health of our Company. We will provide and maintain a safe and healthy work environment for our employees and encourage open discussion with them of their health, safety and environmental concerns.

J.	OTHER

The Company has other important policies for its employees including, but not limited to, no sexual harassment, equal employment opportunity and related matters that are set forth from time to time in the Company Employee Manual and are incorporated herein by reference.

K.	PROCEDURAL MATTERS; REPORTING

1.   Administration

The Company’s senior management is responsible for ensuring that this Business Code is communicated and implemented throughout the Company. The Audit Committee of the Company’s Board of Directors is responsible for monitoring those activities. Administration of this Code will be directed by the Company’s GC.

2.   Compliance

Our GC is available to consult with you in a confidential manner on specific issues and matters of policy covered by this Business Code. You can approach the GC on a direct and confidential basis with questions or concerns regarding this Code. The GC will report directly to the Audit Committee on a regular basis.

3.   Duty to Report Violations; No Retaliation

Each of us is responsible for bringing to the attention of the Company any circumstances that we believe may constitute a violation of this Business Code. The failure to discharge this responsibility may be as serious as the violation itself and may result in corrective or disciplinary actions. If you are unsure of what to do in any situation, seek guidance before you act. Information regarding violations must be given to your immediate supervisor or the GC. You may elect to report suspected violations on an anonymous basis. All directors, officers and employees are expected to cooperate in internal investigations of possible violations.

There will be no punishment or retaliation of any kind for making such a communication relating to the conduct of others. Retaliation in any form against a person who reports a violation of this Business Code (even if the report is mistaken but was submitted in the good faith belief it was correct) or against a person who assists in the investigation, is a violation of this Business Code and should be reported immediately.

4.   Sanctions; Disciplinary Actions

Any person who violates this Business Code, or fails to cooperate with any investigation, will be subject to disciplinary or corrective actions. Those actions could include, but are not limited to, reassignment, demotion, suspension or, where appropriate, dismissal. Violations of this Business Code might also subject the person to legal proceedings including criminal prosecution.

5.   Waivers

Waivers of any requirement of this Business Code for any director or executive officer may only be granted by action of the Audit Committee or the Board of Directors, and must be promptly disclosed as required by the rules of the Securities and Exchange Commission and the Nasdaq Stock Exchange. If an actual or potential conflict of interest arises for a director or executive officer, the person shall promptly inform, in writing, the Chairman of the Audit Committee. If a material conflict exists and cannot be resolved, the person should resign. All directors will recuse themselves from any decision affecting their personal, business or professional interests. The Audit Committee shall resolve any conflict of interest question involving a director or executive officer. Waivers of this Business Code that do not benefit a director or executive officer may be granted by the Chief Financial Officer and shall be promptly reported to the Audit Committee.

6.   Amendments

This Business Code may be amended or modified at any time by the Board of Directors.